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                                                            Exhibit 99

KV PHARMACEUTICAL COMPANY

                                     CONTACT:
                                     CATHERINE M. BIFFIGNANI
                                     VICE PRESIDENT, INVESTOR RELATIONS
                                     314-645-6600

                                         [KV Logo]

FOR IMMEDIATE RELEASE

KV PHARMACEUTICAL COMPANY RECEIVES FDA APPROVAL OF NDA FOR
                       CLINDESSE(TM)

KV UNVEILS PLANS FOR FIRST SINGLE-DOSE THERAPY APPROVED FOR BACTERIAL
                         VAGINOSIS

FIRST ONE-DOSE TREATMENT APPROVED FOR BACTERIAL VAGINOSIS INCORPORATES
  KV'S PROPRIETARY VagiSite(TM) DRUG DELIVERY TECHNOLOGY


St. Louis, MO., December 2, 2004 - KV Pharmaceutical Company (NYSE:
KVa/KVb) announced today that it has received approval from the United States Food and Drug Administration (FDA) to market Clindesse(TM) (clindamycin phosphate) Vaginal Cream, 2%, a single-dose prescription cream therapy indicated to treat bacterial vaginosis ("BV").

Clindesse(TM), which utilizes KV's proprietary VagiSite(TM) bioadhesive drug delivery technology, is the first approved single-dose therapy for patients with bacterial vaginosis the most common form of vaginitis. The one-dose product was demonstrated in clinical trials to effectively treat BV and its symptoms with results equivalent to 7 days of Cleocin(R) vaginal cream. Currently, other approved BV treatments require a course of 3-10 doses.

"Clindesse(TM) is a significant innovation for patients with BV," said Marc S. Hermelin, Vice Chairman and CEO of KV. "As the only single-dose therapy approved for convenient and effective treatment of BV, we believe Clindesse(TM)'s convenience will be compelling to both physicians and their patients. In clinical trials supporting the product's approval, more than 95% of patients taking Clindesse(TM) complied with the treatment regimen, as compared with 65% compliance with the 7-day prescription cream comparator. The arrival of Clindesse(TM) further underscores our Ther-Rx subsidiary's growing prominence in the important vaginal anti-infective therapeutic segment of the women's health market. Ther-Rx anticipates the launch of Clindesse(TM) in January 2005."



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Bacterial vaginosis, is believed to represent nearly half of all vulvovaginal infections. In fact, the intravaginal BV product segment alone has an estimated U.S. market size of $138 million for the twelve months ending October 2004, according to IMS NSP. Accurate diagnosis of BV by a physician can be difficult, as more than 50% of patients may be asymptomatic. Additionally, it is widely believed that patients may inaccurately self-diagnose, and therefore, improperly treat BV and other vaginal infections. Numerous articles in peer-reviewed journals cite the association of BV with other conditions, including pelvic inflammatory disease, pre-term labor, and a number of other gynecologic and obstetric complications. Clindesse(TM) offers a new and convenient treatment option for BV.

The FDA's approval of Clindesse(TM) marks KV's first NDA approval stemming from the Company's previously reported ramp-up in branded drug research activity.

Additional information about Clindesse(TM)

Clindesse(TM) is contraindicated in individuals with a history of hypersensitivity to clindamycin, lincomycin, or any of the components of this vaginal cream, and in individuals with a history of regional enteritis, ulcerative colitis, or a history of "antibiotic-associated" colitis.

Clindesse(TM) contains mineral oil that may weaken latex or rubber products such as condoms or contraceptive diaphragms. Therefore, the use of such barrier contraceptives is not recommended concurrently or for 5 days following treatment with Clindesse(TM). During this time period, condoms may not be reliable for preventing pregnancy or for protecting against transmission of HIV and other sexually transmitted diseases.

Pseudomembranous colitis has been reported with nearly all antibacterial agents, including clindamycin. Orally and parenterally administered clindamycin has been associated with severe colitis. Therefore, it is important to consider this diagnosis in patients who present with diarrhea subsequent to the administration of Clindesse(TM), even though there is minimal systemic absorption of clindamycin from the vagina with administration of Clindesse(TM) Vaginal Cream.

In clinical trials (n=368), the most frequent reported adverse events were vaginosis fungal (14.1%), vulvovaginal pruritus (3.3%), and headache (2.7%).

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its November 2004 issue.

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For further information about KV Pharmaceutical Company, please visit the
Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could", and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals including the timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products;
(4) the impact of competitive products and pricing; (5) new product development and launch including but limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated;
(6) reliance on key strategic alliances; (7) the availability of raw materials;
(8) the regulatory environment; (9) fluctuations in operating results;
(10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's sales, marketing and strategic efforts; (12) risks that the Company may not ultimately prevail in its litigation; and (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

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